EXHIBIT 10(ff)

Plan Document
and
Summary Plan Description
of
The Sherwin-Williams Company
Key Employee Separation Plan
As Amended and Restated Effective March 1, 2019

THE SHERWIN-WILLIAMS COMPANY
KEY EMPLOYEE SEPARATION PLAN

ARTICLE 1. PURPOSE

The purpose of The Sherwin-Williams Company Key Employee Separation Plan is to assist the Company to retain the services of key employees by providing eligible employees of the Company and its Affiliates with certain severance and welfare benefits in the event their employment is involuntarily terminated. This document is designed to serve as both the Plan document and the summary plan description for the Plan. The legal rights and obligations of any person having an interest in the Plan are determined solely by the provisions of the Plan as interpreted by the Committee. Unless otherwise defined elsewhere in the Plan, defined terms are set forth in Article 12 hereof.
ARTICLE 2. TERM

The Plan shall generally be effective as of the Effective Date, but subject to amendment from time to time in accordance with Article 7 hereof. The Plan shall continue until terminated pursuant to Article 7 hereof.
ARTICLE 3. PARTICIPATION

3.1     Employees of the Company or any Affiliate who are selected for participation by the Committee, in its sole and absolute discretion, as provided in Article 5 hereof, shall be eligible to participate in the Plan. Any such employee selected to participate in the Plan shall be referred to herein as a “Participant” and shall be expressly listed in a schedule maintained by the Committee (the “Participant Schedule”), with such severance benefits hereunder to be provided in accordance with the Participant’s designation level as set forth in the benefits schedule attached hereto as Exhibit A (the “Benefits Schedule”). The Participants and their respective participation levels (as described in Section 4.1) shall be selected and approved by the Committee, and communicated to the Participant by the Company. The Committee, in its discretion, may add Participants to the Plan and assign and approve for each of them their respective participation levels, from time to time, and shall periodically review and update the schedule or list of Participants. For purposes of clarity, a person is not a “Participant” in the Plan, unless expressly added as a “Participant” by the Committee.
3.2    Notwithstanding the foregoing and subject to Article 7 hereof, the Committee may terminate a Participant’s participation in the Plan at any time, in its sole and absolute discretion. Subject to Article 7 hereof, a termination of Participant’s employment with the Company and any Affiliate, except under the circumstances described in Section 4.1, shall automatically, with no further act on the part of the Company or any Affiliate, terminate any right of such Participant to participate, or receive any benefits under, the Plan.
ARTICLE 4. BENEFITS

4.1    Compensation and Benefits Upon Covered Termination.

Subject to Participant’s timely execution and non-revocation of the Release described in Section 4.3, in the event of a Covered Termination, the Company shall pay and provide to the Participant after his or her Date of Termination:
(a)    (i) any Base Pay earned, accrued or owing to him or her through the Date of Termination, (ii) any Annual Incentive Bonus not yet paid, but due and payable for year prior to the year of Participant’s Date of Termination, (iii) reimbursement for all reasonable and customary expenses incurred by Participant in performing services for the Company prior to the Date of Termination, subject to receipt by the Company of appropriate documentation in accordance with policies established by the Company from time to time, and (iv) payment equal to the amount of accrued, but unused, vacation time in accordance with the Company’s policies and practices with respect to vacation time, with any such amounts to be paid in a lump sum within 30 days following the Date of Termination or at such other time prescribed by any applicable plan or agreement.

(b)    An aggregate amount, as set forth in the Benefits Schedule, and based upon a Participant’s Sherwin-Williams Management Incentive Plan (“SWMIP”) employee designation level (with such designation and the amount of Base Pay each as in effect on the Date of Termination).

(c)    A pro rata share of any individual Annual Incentive Bonus for the year in which Participant’s Date of Termination occurs based on the portion of such year that Participant was employed by the Company and any Affiliate; provided, however, that the payment of individual Annual Incentive Bonus will continue to be subject to the attainment of performance goals and paid in accordance with the terms as specified in the applicable plan.

(d)    To the extent permitted by applicable law and the Benefit Plans, the Company shall maintain Participant’s paid coverage for health insurance (through the payment of Participant’s COBRA premiums) and other dental insurance benefits for the period corresponding with Participant’s participation level as set forth in the Benefits Schedule, but ending upon the earlier to occur of: (a) Participant obtaining the age of 65, (b) the date Participant is eligible for similar benefits to the benefits provided by the Benefit Plans from another employer (and Participant must provide prompt notice of eligibility with respect thereto to the Company), or (c) the expiration of the COBRA Continuation Period (i.e., generally 18 months following the Date of Termination). During the applicable period of coverage described in the Benefits Schedule, to the extent permitted by applicable law and the Benefit Plans, Participant shall be entitled to benefits, on substantially the same basis as would have otherwise been provided had Participant not been terminated and the Company will have no obligation to pay any benefits to, or premiums on behalf of, Participant after such period ends. To the extent that such benefits are available under the Benefit Plans and Participant had such coverage immediately prior to the Date of Termination, such continuation of benefits for Participant shall also cover Participant’s spouse and/or dependents for so long as Participant is receiving such benefits as provided in the Benefits Schedule. The COBRA Continuation Period for medical and dental insurance under this Section 4.1(d) shall be deemed to run concurrent with the continuation period federally mandated by COBRA, or any other legally mandated and applicable federal, state, or local coverage period for benefits provided to terminated employees under the health care plan.

(e)    Payment of, or reimbursement for, the reasonable cost of appropriate outplacement assistance services actually used by Participant and other expenses actually incurred by Participant associated with seeking another employment position, in each case that are approved by the Committee in its discretion.

All payments to be made pursuant to Section 4.1(b) shall be made in equal installments in accordance with the Company’s payroll procedures for the period corresponding with such Participant’s participation level set forth in the Benefit Schedule, subject to the execution, delivery and non-revocation of the Release set forth in Section 4.3. All payments due under Sections 4.1(c), (d) and (e) shall be made as provided thereunder, in each case, subject to the execution, delivery and non-revocation of the Release set forth in Section 4.3.
4.2    Vesting of Equity. With respect to any equity awards or grants made by the Company or any Affiliate and notwithstanding any provision to the contrary in any applicable plan, program or award agreement, upon a Participant’s Date of Termination pursuant to Section 4.1, all such equity awards or grants held by Participant will continue to vest for the period set forth in the Benefits Schedule after the Date of Termination as if Participant remained an employee of the Company in the same or in a Participating Position (as defined therein), if applicable, for such period (or for such longer period as may be provided in the applicable award agreement as measured and determined from the last day payments or benefits are provided under the Benefits Schedule), and all such stock options held by Participant shall remain exercisable until the expiration date of the applicable option term; provided, however, that the payment of performance-based awards will continue to be subject to the attainment of the performance goals as specified in the applicable plan or award agreement and will be paid, if at all, based on a Participant’s service and additional deemed service (as provided in the Benefits Schedule or for such longer period as provided in the applicable award agreement as measured and determined from the last day payments or benefits are provided under the Benefits Schedule) for the applicable performance period.

4.3    Release. Notwithstanding any other provision of the Plan to the contrary, no payment or benefit otherwise provided for under or by virtue of Section 4.1 and/or Section 4.2 of the Plan shall be paid or otherwise made available unless and until the Participant executes and does not revoke a general release, non-disparagement and non-competition agreement, in a form provided by the Company and substantially as attached as Exhibit B hereto (modified as necessary to conform to then existing legal requirements or applicable law) (the “Release”). The Release must be executed, delivered and not revoked by the Participant or no amounts or benefits under Section 4.1 and/or Section 4.2 shall be or become payable.

4.4    WARN. Notwithstanding any other provision of the Plan to the contrary, payments made pursuant to the Plan are not intended to be in addition to pay-in-lieu-of notice under the Worker Adjustment and Retraining Notification Act (“WARN”), Labor Code Section 1400 et seq., or any other applicable federal, state or local law or regulation. Should benefits under any such law or regulation become payable, payment of any benefit payable hereunder to a Participant as a consequence of the Participant’s Covered Termination shall be reduced accordingly or, alternatively, payments previously made under the Plan will be treated as having been paid to satisfy such other benefit obligations (other than state unemployment compensation if applicable).

4.5    Termination of Employment on Account of Disability, Cause or Death or New Job Position. Notwithstanding anything in this Plan to the contrary, if the Participant’s employment with the Company and any Affiliate terminates on account of Disability, Cause or because of his or her death or the Participant assumes a New Job Position, the Participant shall not be considered to have terminated employment under Section 4.1 of this Plan and shall not receive benefits pursuant to Section 4.1 and/or Section 4.2. Notwithstanding, the Participant shall be entitled to receive disability benefits under any disability program then maintained by the Company or any Affiliate that covers the Participant as provided under the terms of such disability program.

ARTICLE 5. ADMINISTRATION

5.1    The Plan shall be administered by the Committee. The Committee shall be the “administrator” and a “named fiduciary” under the Plan for purposes of ERISA.

5.2    The Committee shall have the full and absolute power, authority and sole discretion to construe, interpret and administer the Plan, to make factual determinations, to correct deficiencies therein, and to supply omissions, including resolving any ambiguity or uncertainty arising under or existing in the terms and provisions of the Plan, which determinations shall be final, conclusive, and binding on the Company, its Affiliates, the Participant and any and all interested parties.

5.3    The Committee may delegate any and all of its powers and responsibilities hereunder to other persons by formal resolution as provided in Article 6 hereof. Any such delegation may be rescinded at any time by written notice from the Committee to the person to whom delegation is made.

5.4    The Committee shall have the full and absolute authority to employ and rely on such legal counsel, actuaries and accountants (which may also be those of the Company and its Affiliates), and other agents, designees and delegatees, as it may deem advisable to assist in the administration of the Plan.

ARTICLE 6. DELEGATION OF AUTHORITY.

The Committee shall have the power and authority to allocate among themselves and to delegate any responsibility or power reserved to it hereunder to any person or persons, the Board or any committee of the Board, as it may, in its sole discretion, deems appropriate. Pursuant to this Article 6 hereof, the Senior Vice President - Human Resources of Sherwin-Williams shall be delegated authority by the Committee to conduct administrative functions with respect to the Plan and make changes to the Plan as he or she deems appropriate (including, without limitation, adding or removing Participants in the Plan); provided that, if such changes relate to amounts, or potential amounts, payable to the “officers” of Sherwin-Williams as defined under Rule 16a-1(f) of the Securities Exchange Act, approval of the Committee will be obtained. For the avoidance of doubt, any and all decisions of the Committee’s designee(s) shall be governed by the provisions of the Plan as if they were made by the full Committee.
ARTICLE 7. AMENDMENT AND TERMINATION

7.1    Subject to Section 7.2, the Committee shall have the right in its discretion at any time to amend the Plan in any respect or to terminate the Plan.

7.2    Notwithstanding any other provision of the Plan to the contrary, the Plan (including, without limitation, this Section 7.2) as applied to any particular Participant may not be amended or terminated at any time within the 90 day period immediately prior to the occurrence of a Change of Control in any manner adverse to the interests of such Participant, without the express written consent of such Participant, except in the event (a) of a termination of Participant’s employment with the Company and its Affiliates under the circumstances described in Section 4.5 and/or (b) the Committee determines to amend the Plan in order to conform the provisions of the Plan with 409A, the regulations issued thereunder or an exception thereto, regardless of whether such modification, amendment, or termination of the Plan shall adversely affect the rights of a Participant under the Plan.

ARTICLE 8. EMPLOYMENT RIGHTS

Nothing expressed or implied in the Plan will create any right or duty on the part of the Company, any Affiliate or the Participant to have the Participant remain in the employment of the Company or any Affiliate.

ARTICLE 9. CLAIMS PROCEDURE

Adverse Benefit Determinations
Each terminated Participant may contest the administration of the benefits (but not the level of benefits) by completing and filing a written claim for reconsideration with the Committee (which, for purposes of this Article 9 and Article 10, includes any designee(s) or delegatee(s) of the Committee pursuant to Article 6), within 90 days of the time that the Participant has knowledge of the relevant facts constituting the basis for the Participant’s claim. If the Committee denies a claim in whole or in part, the Committee will provide notice to the Participant, in writing, within 90 days after the claim is filed, unless the Committee determines that an extension of time for processing is required. In the event that the Committee determines that such an extension is required, written notice of the extension shall be furnished to the Participant prior to the termination of the initial 90-day period. The extension shall not exceed a period of 90 days from the end of the initial period of time and the extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render the benefit decision.
The written notice of a denial of a claim shall set forth, in a manner calculated to be understood by the terminated employee:
*the specific reason(s) for the denial;

*specific reference to the specific Plan provisions on which the denial is based;

*a description of any additional material or information which must be submitted for the Participant to perfect the claim, and an explanation of why such material or information is necessary; and

*an explanation of the Plan’s claims review procedure and the time limits applicable to such procedures, including a statement of the claimant's right to bring a civil action under section 502(a) of ERISA following an adverse benefit determination on appeal.

Appeal of Adverse Benefit Determinations
The Participant or the Participant’s duly authorized representative shall have an opportunity to appeal a claim denial to the Committee for a full and fair review. The Participant or the Participant’s duly authorized representative may:

1.	request a review upon written notice to the Committee within 60 days after receipt of a notice of the denial of a claim for benefits;

2.	submit written comments, documents, records, and other information relating to the claim for benefits; and

3.	examine the Plan and obtain, upon request and without charge, copies of all documents, records, and other information relevant to the Participant’s claim for benefits.
The Committee’s review shall take into account all comments, documents, records, and other information submitted by the terminated employee relating to the claim, without regard to whether such information was submitted or considered by the Committee in the initial benefit determination. A determination on the review by the Committee will be made not later than 60 days after receipt of a request for review, unless the Committee determines that an extension of time for processing is required. In the event that the Committee determines that such an extension is required, written notice of the extension shall be furnished to the terminated employee prior to the termination of the initial 60-day period. The extension shall not exceed a period of 60 days from the end of the initial period and the extension notice shall indicate the special circumstances requiring an extension of time and the date on which the Committee expects to render the determination on review.
The written determination of the Committee shall set forth, in a manner calculated to be understood by the terminated employee:

1.	the specific reason or reasons for the decision;

2.	specific reference to the specific Plan provisions on which the decision is based;

3.	the terminated employee’s right to receive, upon request and without charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits; and

4.	a statement of the employee’s right to bring a civil action under section 502(a) of ERISA.
No person may bring an action for any alleged wrongful denial of Plan benefits in a court of law unless the claims and appeals procedures set forth above are exhausted and a final determination is made by the Committee. If the Participant or other interested person challenges a decision of the Committee, a review by the court of law will be limited to the facts, evidence and issues presented to the Committee during the claims and appeals procedure set forth above. Issues not raised with the Committee will be deemed waived. Any lawsuit claiming entitlement to benefits under the Plan, seeking clarification of any right to future benefits or alleging any other right or remedy derived from or related to the Plan shall be brought no later than six (6) months after the claims and appeals procedure has been exhausted.
ARTICLE 10. STATEMENT OF ERISA RIGHTS

As a Participant in the Plan, each Participant is entitled to certain rights and protections under ERISA. ERISA provides that all Participants shall be entitled to:
Receive Information About the Plan and Benefits
Examine, without charge, at the Committee’s office, all documents governing the Plan.
Obtain, upon written request to the Committee, copies of documents governing the operation of the Plan and an updated summary plan description. The Committee may make a reasonable charge for the copies.
Prudent Actions by Plan Fiduciaries
In addition to creating rights for Participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan Participants and beneficiaries. No one, including a Participant’s employer or any other person, may fire such Participant or otherwise discriminate against a Participant in any way to prevent such Participant from obtaining a welfare benefit or exercising such Participant’s rights under ERISA. However, this rule neither guarantees continued employment, nor affects the Company’s right to terminate a Participant’s employment for other reasons.
Enforce Participant Rights
If a Participant’s claim for a benefit is denied or ignored, in whole or in part, a Participant has a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.
Under ERISA, there are steps a Participant can take to enforce the above rights. For instance, if a Participant requests a copy of Plan documents and does not receive them within 30 days, such Participant may file suit in a Federal court. In such a case, the court may require the Committee to provide the materials and pay such Participant up to $110 a day until Participant receives the materials, unless the materials were not sent because of reasons beyond the control of the Committee. If a Participant has a claim for benefits which is denied or ignored, in whole or in part, such Participant may file suit in a state or Federal court. If a Participant is discriminated against for asserting such Participant’s rights, such Participant may seek assistance from the U.S. Department of Labor, or may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If a Participant is successful, the court may order the person such Participant has sued to pay these costs and fees. If a Participant loses, the court may order such Participant to pay these costs and fees, for example, if it finds such Participant’s claim is frivolous.
Assistance with Participant Question
If a Participant has any questions about the Plan, such Participant should contact the Committee. If a Participant has any questions about this statement or about such Participant’s rights under ERISA, or if a Participant needs assistance in obtaining documents from the Committee, such Participant should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in such Participant’s telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. A Participant may also obtain certain publications about such Participant’s rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

ARTICLE 11. MISCELLANEOUS

11.1 (a)    The Company and its Affiliates shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company and its Affiliates (taken as a whole) expressly to assume and agree to perform under the terms of the Plan in the same manner and to the same extent that the Company and its Affiliates would be required to perform it if no such succession had taken place (provided that such a requirement to perform which arises by operation of law shall be deemed to satisfy the requirements for such an express assumption and agreement), and in such event the Company and its Affiliates (as constituted prior to such succession) shall have no further obligation under or with respect to the Plan. Failure of the Company and its Affiliates to obtain such assumption and agreement with respect to any particular Participant prior to the effectiveness of any such succession shall be a breach of the terms of the Plan with respect to such Participant. Effective upon a transfer or assignment of this Plan, the term “Company” shall mean any successor to the Company’s business or assets as aforesaid which assumes and agrees (or is otherwise required) to perform the Plan.

(b)    To the maximum extent permitted by law, the right of any Participant or other person to any amount under the Plan may not be subject to voluntary or involuntary anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors of the Participant or such other person.
(c)    The terms of the Plan shall inure to the benefit of and be enforceable by the personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees of each Participant. If a Participant shall die while an amount would still be payable to the Participant hereunder if they had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of the Plan to the Participant’s devisee, legatee or other designee or, if there is no such designee, their estate.
11.2 Except as expressly provided in Section 4.1, Participants shall not be required to mitigate damages or the amount of any payment or benefit provided for under the Plan by seeking other employment or otherwise, nor will any payments or benefits hereunder be subject to offset in the event a Participant does mitigate.

11.3    Payments to be made under the Plan are intended to comply with, or be excepted from coverage under, 409A and shall be construed accordingly. Notwithstanding any provision of the Plan to the contrary, if any benefit provided under the Plan is subject to the provisions of 409A (and not excepted therefrom), the provisions of the Plan shall be administered, interpreted and construed in a manner necessary to comply with 409A, the regulations issued thereunder (or disregarded to the extent such provision cannot be so administered, interpreted, or construed). Accordingly, if a Participant is a “specified employee” for purposes of 409A (as such term is defined in 409A, and determined in accordance with the procedures established by the Company) and a payment subject to 409A to the Participant is due upon Separation from Service, such payment shall be delayed for a period of six (6) months after the date the Participant Separates from Service (or, if earlier, the death of the Participant). Each payment under the Plan shall be treated as a separate payment for purposes of 409A. In no event may a Participant directly or indirectly designate the calendar year of any payment to be made under the Plan. If the maximum period during which a Participant has the ability to consider and revoke a release hereunder would span two taxable years then, regardless of when the Participant signs the release and the revocation period expires, payment of the severance benefits hereunder that are subject to 409A will be made or commence no earlier than the beginning of the second of such taxable years. The Company reserves the right to accelerate, delay or modify distributions to the extent permitted under 409A, the regulations and other binding guidance promulgated thereunder. Notwithstanding any provision of this Plan to the contrary, the Company shall not be liable for, and nothing provided or contained in the Plan will be construed to obligate or cause the Company to be liable for, any tax, interest or penalties imposed on a Participant related to or arising with respect to any violation of 409A.

11.4    All notices under the Plan shall be in writing, and if to the Company or the Committee, shall be delivered to the General Counsel of Sherwin-Williams, or mailed to Sherwin-Williams’ principal office, addressed to the attention of the General Counsel of Sherwin-Williams; and if to a Participant (or the estate or beneficiary thereof), shall be delivered personally or mailed to the Participant at the address appearing in the records of the Company and its Affiliates.

11.5    Unless otherwise determined by the Company in an applicable plan or arrangement, no amounts payable hereunder upon a Covered Termination, shall be deemed salary or compensation for the purpose of computing benefits under any employee benefit plan or other arrangement of the Company and/or any Affiliate for the benefit of employees unless the Company shall determine otherwise.

11.6    Participation in the Plan shall not limit any right of a Participant to receive any payments or benefits under any employee benefit or executive compensation plan of the Company and/or its Affiliates; provided that in no event shall any Participant be entitled to any payment or benefit under the Plan which provides for a payment or benefit received or receivable by the Participant that is otherwise provided to Participant under any severance or similar plan, agreement or policy of the Company and/or its Affiliates, including, without limitation, any change in control severance agreement and/or individual employment agreement. The total reduction to Plan payments or benefits as required by this Section 10.6 shall be first made against payments and/or benefits under the Plan that are exempt from 409A.

11.7    Any payments hereunder shall be made out of the general assets of the Company. Each Participant shall have the status of general unsecured creditors of the Company, and the Plan constitutes a mere promise by the Company to make payments under the Plan in the future as and to the extent provided herein.

11.8    The Company shall be entitled to withhold from any payments or deemed payments any amount of tax withholding required by law.

11.9    The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan which shall remain in full force and effect.

11.10    The use of captions in the Plan is for convenience. The captions are not intended to and do not provide substantive rights.

11.11    Except as otherwise preempted by the laws of the United States, the Plan shall be construed, administered and enforced according to the laws of the State of Ohio, without regard to principles of conflicts of law, and any action relating to this Plan must be brought in state and federal courts located in the State of Ohio.

ARTICLE 12. DEFINITIONS

Except as may otherwise be specified, the following terms shall have the respective meanings set forth below whenever used herein:
(a)    “Affiliate” shall mean any parent entities, affiliated Subsidiaries and/or groups or divisions of the Company.

(b)    “Annual Incentive Bonus” shall mean annual incentive compensation granted to a Participant with a performance period of January 1 through December 31, and awarded under the Sherwin-Williams 2007 Executive Annual Performance Bonus Plan (and any successor thereof) for performance in a particular year.

(c)    “Base Pay” shall mean the Participant’s annual base salary rate, exclusive of bonuses, commissions, employee benefits and other incentive and/or stock-based compensation, as in effect immediately preceding the Participant’s Date of Termination.

(d)    “Benefit Plans” shall mean the insurance and health and welfare benefits plans and policies to which Participant is entitled to participate.

(e)    “Board” shall mean the Board of Directors of Sherwin-Williams.

(f)    “Cause” shall mean that the Participant shall have:

(i)caused material injury to the reputation of Company;

(ii)committed fraud, embezzlement, or theft from the Company;

(iii)materially interfered with the business operations of the Company;

(iv)engaged in self-dealing or committed material violations of any policies of the Company, including, without limitation, its codes of ethics and conduct;

(v)repeatedly failed to perform assigned duties or willful misconduct in the performance of such duties; or

(vi)been charged, indicted or convicted of, or plead guilty or nolo contendere to, a felony, whether or not in connection with the performance by the Participant of his or her duties or obligations to the Company.

Determination as to whether or not Cause exists for termination of Participant’s employment will be made by the Committee in its sole discretion.
(g)    “Change of Control” shall mean the first to occur, after the Effective Date, of any of the following:

(i)    any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act) (a “Person”) is or becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act) of 30% or more of the combined voting power of the then-outstanding Voting Stock of Sherwin-Williams; provided, however, that:

(1)    for purposes of this subsection (i), the following acquisitions will not constitute a Change of Control: (A) any acquisition of Voting Stock directly from Sherwin-Williams that is approved by a majority of the Incumbent Directors, (B) any acquisition of Voting Stock by Sherwin-Williams or any Subsidiary, (C) any acquisition of Voting Stock by the trustee or other fiduciary holding securities under any Benefit Plan (or related trust) sponsored or maintained by Sherwin-Williams or any Subsidiary, and (D) any acquisition of Voting Stock by any Person pursuant to a Business Transaction that complies with clauses (1), (2) and (3) of subsection (iii) below;

(2)    if any Person is or becomes the beneficial owner of 30% or more of combined voting power of the then-outstanding Voting Stock as a result of a transaction described in clause (A) of subsection (i)(1) above and such Person thereafter becomes the beneficial owner of any additional shares of Voting Stock representing 1% of more of the then-outstanding Voting Stock, other than in an acquisition directly from Sherwin-Williams that is approved by a majority of the Incumbent Directors or other than as a result of a stock dividend, stock split or similar transaction effected by Sherwin-Williams in which all holders of Voting Stock are treated equally, such subsequent acquisition shall be treated as a Change of Control;

(3)    a Change of Control will not be deemed to have occurred if a Person is or becomes the beneficial owner of 30% or more of the Voting Stock as a result of a reduction in the number of shares of Voting Stock outstanding pursuant to a transaction or series of transactions that is approved by a majority of the Incumbent Directors unless and until such Person thereafter becomes the beneficial owner of any additional shares of Voting Stock representing 1% or more of the then-outstanding Voting Stock, other than as a result of a stock dividend, stock split or similar transaction effected by Sherwin-Williams in which all holders of Voting Stock are treated equally; and

(4)    if at least a majority of the Incumbent Directors determine in good faith that a Person has acquired beneficial ownership of 30% or more of the Voting Stock inadvertently, and such Person divests as promptly as practicable but no later than the date, if any, set by the Incumbent Directors a sufficient number of shares so that such Person beneficially owns less than 30% of the Voting Stock, then no Change of Control shall have occurred as a result of such Person’s acquisition; or

(ii)    a majority of the Board ceases to be comprised of Incumbent Directors; or

(iii)    the consummation of a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of the assets of Sherwin-Williams or the acquisition of the stock or assets of another corporation, or other similar transaction (each, a “Business Transaction”), unless, in each case, immediately following such Business Transaction (1) the Voting Stock outstanding immediately prior to such Business Transaction continues to represent (either by remaining outstanding or by being converted into voting stock of the surviving entity or any parent thereof), more than 50% of the combined voting power of the then-outstanding shares of voting stock of the entity resulting from such Business Transaction (including, without limitation, an entity which as a result of such transaction owns Sherwin-Williams or all or substantially all of Sherwin-Williams assets either directly or through one or more subsidiaries), (2) no Person (other than Sherwin-Williams, such entity resulting from such Business Transaction, or any employee benefit plan (or related trust) sponsored or maintained by Sherwin-Williams, any Subsidiary or such entity resulting from such Business Transaction) beneficially owns, directly or indirectly, 30% or more of the combined voting power of the then-outstanding shares of voting stock of the entity resulting from such Business Transaction, and (3) at least a majority of the members of the board of directors of the entity resulting from such Business Transaction were Incumbent Directors at the time of the execution of the initial agreement or of the action of the Board providing for such Business Transaction; or

(iv)    approval by the shareholders of Sherwin-Williams of a complete liquidation or dissolution of Sherwin-Williams, except pursuant to a Business Transaction that complies with clauses (1), (2) and (3) of subsection (iii).

For purposes of this section, the terms (A) ”Incumbent Directors” shall mean, during any period of two consecutive years, individuals who at the beginning of such period constituted the Board and any new director (other than a director initially elected or nominated as a director as a result of an actual or threatened election contest with respect to directors or any other actual or threatened solicitation of proxies by or on behalf of such director, including any director nominated or elected to the Board pursuant to any proxy access procedures included in Sherwin-Williams’ organizational documents) whose election by the Board or nomination for election by Sherwin-Williams’ shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved and (B) ”Voting Stock” shall mean the voting securities of Sherwin-Williams which have the right to vote on the election of members of the Board.
(h)    “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(i)    “COBRA Continuation Period” shall mean the continuation period for medical and dental insurance to be provided under the terms of the Plan which shall commence on the first day of the calendar month following the month in which the Date of Termination falls.

(j)    “Code” shall mean the Internal Revenue Code of 1986, as amended.

(k)    “Committee” shall mean the Compensation and Management Development Committee of the Board, and/or any such person(s) to whom the Committee delegates its authority to pursuant to Article 6 hereof.

(l)    “Company” shall mean Sherwin-Williams and its parent entities, Subsidiaries and Affiliates as may employ Participant from time to time; provided that a Subsidiary which ceases to be, directly or indirectly, through one or more intermediaries, controlling, controlled by or under common control with Sherwin-Williams shall, automatically and without any further action, cease to be (or be a part of) the Company and its Affiliates for purposes hereof.

(m)    “Covered Termination” shall mean, at any time prior to a Change of Control, the Participant’s involuntary Separation from Service with the Company by the Company and any Affiliate for any reason other than (i) Cause, (ii) the Participant’s death, or (iii) the Participant’s Disability. For purposes of clarity, a “Covered Termination” shall not be deemed to have occurred if a Participant has entered into a severance agreement with Sherwin-Williams that provides for the payment of severance compensation relating to qualifying employment termination events in connection with a Change of Control and Participant is entitled to payment thereunder.

(n)    “Date of Termination” shall mean the last day of active employment on or following the date on which a Covered Termination occurs; provided, however, that with respect to any benefits provided under the Plan that are subject to (and not excepted from) Section 409A of the Code and the regulations promulgated thereunder, Date of Termination for purposes of determining the date on which severance payments and/or benefits are to commence hereunder shall mean the date on which a Covered Termination occurs.

(o)    “Disability” shall mean the Participant’s physical or mental incapacity to perform his or her usual duties with such condition likely to remain continuously and permanently as determined by the Committee.

(p)    “Effective Date” shall mean January 1, 2018.

(q)    “New Job Position” shall mean a change in the Participant’s position, authority, duties or responsibilities with the Company or any Affiliate due to the Participant’s demonstrated inadequate or unsatisfactory performance, provided the Participant had been notified of such inadequate performance and had been given at least 30 days to cure such inadequate performance.

(r)    “Notice of Termination” shall mean a notice given by the Company or Participant, as applicable, relating to the Participant’s termination of employment.

(s)    “Participant” shall have the meaning ascribed by Article 3 hereof.

(t)    “Plan” shall mean The Sherwin-Williams Company Key Employee Separation Plan, as it may be amended from time to time in accordance with Article 7 hereof.

(u)    “Release” shall have the meaning ascribed by Section 4.3.

(v)    “Securities Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(w)    “Separation from Service” shall mean a Participant’s termination of employment with the Company and all of its controlled group members within the meaning of Section 409A of the Code and the regulations promulgated thereunder (“409A”). The determination of controlled group members shall be made pursuant to the provisions of Section 414(b) and 414(c) of the Code; provided that the language “at least 50 percent” shall be used instead of “at least 80 percent” in each place it appears in Section 1563(a)(1),(2) and (3) of the Code and Treas. Reg. Sec. 1.414(c)-2; provided, further, where legitimate business reasons exist (within the meaning of Treas. Reg. Sec. 1.409A-1(h)(3)), the language “at least 20 percent” shall be used instead of “at least 80 percent” in each place it appears. Whether a Participant has Separated from Service will be determined based on all of the facts and circumstances and in accordance with the guidance issued under 409A. A Participant will be presumed to have experienced a Separation from Service when the level of bona fide services performed permanently decreases to a level less than twenty percent (20%) of the average level of bona fide services performed during the immediately preceding thirty-six (36)-month period or such other period as provided by regulation.

(x)    “Sherwin-Williams” shall mean The Sherwin-Williams Company, an Ohio corporation, and its successors.

(y)    “Stock” shall mean the common stock, par value $1.00 per share, of Sherwin-Williams.

(z)    “Subsidiary” shall mean any Company controlled entity.

ARTICLE 13. SUMMARY INFORMATION

The Plan is intended to be an “employee welfare benefit plan” within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), 29 U.S.C. Section 1002(1), and 29 C.F.R. Section 2510.3-2(b). The Plan is intended to be a “separation pay plan” under Section 409A of the Code in accordance with the regulations issued thereunder and related guidance, and shall be maintained, interpreted and administered accordingly. Please review Article 7 hereof entitled “Amendment and Termination” regarding the Company’s reservation of rights to amend and terminate the Plan.
Name of Plan: The name of the plan under which benefits are provided is The Sherwin-Williams Company Key Employee Separation Plan.
Plan Number: 502
Plan Sponsor: The Sponsor of the Plan is:
The Sherwin-Williams Company
101 West Prospect Avenue
Cleveland, Ohio 44115-1075

Plan Administrator: The plan administrator of the Plan is:
The Compensation and Management Development Committee
of the Board of Directors of The Sherwin-Williams Company

Attention: Senior Vice President - Human Resources
101 West Prospect Avenue
Cleveland, Ohio 44115-1075

Employer Identification Number: The Employer Identification Number (EIN) assigned to the Plan Sponsor by the Internal Revenue Service is 34-0526850.
Type of Plan: Severance Pay Employee Welfare Benefit Plan.
Type of Administration: The Plan is self-administered.
Funding: Benefits payable under the Plan are provided from the general assets of the Company.

Agent for Service of Legal Process: For disputes arising under the Plan, service of legal process may be made upon the General Counsel of Plan Sponsor.
Plan Year: The Plan’s fiscal records are kept on a calendar year basis (January 1 to December 31).

EXHIBIT A
BENEFITS SCHEDULE
THE FOLLOWING BENEFITS SCHEDULE SHALL APPLY FOR ALL PARTICIPANTS IDENTIFIED BY THE COMMITTEE ON A PARTICIPANT SCHEDULE WHO HAVE 12 MONTHS OR MORE OF SERVICE WITH THE COMPANY (EXCEPT AS PROVIDED BELOW):

Participation Level	Severance Payment (Section 4.1(b))(1)	COBRA, Benefit Coverage (Section 4.1(d))	Continued Equity Vesting (Section 4.2)
Sherwin-Williams’ Chief Executive Officer	2.0 x Base Pay plus Annual Incentive Bonus (Measured at Target for Year in which the Date of Termination Occurs)	18 months	24 months
SWMIP IV, V & VI	1.5 x Base Pay plus Annual Incentive Bonus (Measured at Target for Year in which the Date of Termination Occurs)	18 months	18 months
SWMIP III	1.0 x Base Pay plus Annual Incentive Bonus (Measured at Target for Year in which the Date of Termination Occurs)	12 months	12 months
SWMIP I & II	1.0 x Base Pay	12 months	12 months

(1) SUBJECT TO THE TERMS OF THE PLAN, A SEVERANCE PAYMENT WILL BE PAID HEREUNDER TO A PARTICIPANT WITH LESS THAN 12 MONTHS OF SERVICE WITH THE COMPANY ON A PRORATED BASIS BASED UPON THE PARTICIPANT'S APPLICABLE PARTICIPATION/DESIGNATION LEVEL AND NUMBER OF FULL MONTHS OF SERVICE WITH THE COMPANY DURING THE 12 MONTH PERIOD, BUT IN NO EVENT SHALL THE SEVERANCE PAYMENT BE LESS THAN 50% OF THE APPLICABLE SEVERANCE PAYMENT ABOVE. FOR EXAMPLE, FOR A SWMIP III PARTICIPANT WHO EXPERIENCES A COVERED TERMINATION AFTER 7 FULL MONTHS OF SERVICE WITH THE COMPANY, SUCH PARTICIPANT SHALL BE ENTITLED TO 7/12THS OF THE APPLICABLE SEVERANCE PAYMENT AMOUNT.

EXHIBIT B
GENERAL RELEASE, NON-DISPARAGEMENT
AND NON-COMPETITION AGREEMENT

THIS GENERAL RELEASE, NON-DISPARAGEMENT AND NON-COMPETITION AGREEMENT (the “Agreement”) is made as of this _____ day of ___________, _____, by and between ________________________________ (the “Company”) and ___________________ (the “Employee”).
WHEREAS, the Employee formerly was employed by the Company;
WHEREAS, the Employee was designated by the Compensation and Management Development Committee of the Board of Directors (the “Board”) of The Sherwin-Williams Company to receive certain severance benefits in the event of a termination of Employee’s employment under the circumstances set forth in the Key Employee Separation Plan (the “Plan”) and;
WHEREAS, an express condition of the Employee’s entitlement to the payments and benefits under the Plan is the execution without revocation of this Agreement; and
WHEREAS, the Employee and the Company mutually desire to effectuate a full and final general release of all claims and rights the Employee may have against the Company to the fullest extent permitted by law, excepting only those rights and claims that cannot, as a matter of law, be released with this Agreement; and
WHEREAS, the Employee and the Company mutually desire to terminate the Employee’s employment effective _____________ ____, ____ (“Date of Termination”); and
WHEREAS, the Company advises the Employee to consult with an attorney as to its effect before signing this Agreement.
NOW, THEREFORE, IT IS HEREBY AGREED by and between the Employee and the Company as follows:
1.    (a)    The Employee, for and in consideration of the commitments of the Company as set forth in paragraph 7 of this Agreement and the Plan, and intending to be legally bound, does hereby REMISE, RELEASE AND FOREVER DISCHARGE the Company, its affiliates, predecessors, subsidiaries and parents, and their present or former officers, directors, managers, stockholders, employees, members and agents, and its and their respective successors, assigns, heirs, executors, and administrators and the current and former trustees or administrators of any pension or other benefit plan applicable to the employees or former employees of the Company (collectively, “Releasees”) from all causes of action, suits, debts, claims and demands whatsoever in law or in equity, which the Employee ever had, now has, or hereafter may have, whether known or unknown, or which the Employee’s heirs, executors, or administrators may have, by reason of any matter, cause or thing whatsoever, from any time prior to the date of this Agreement, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to the Employee’s employment relationship with the Company, the terms and conditions of that employment relationship, and the termination of that employment relationship, including, but not limited to, any claims arising under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, Title VII of the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974, the Civil Rights Act of 1991, the Genetic Information Non-Discrimination Act, the Family and Medical Leave Act, Section 1981 of U.S.C, Title VII of the Civil Rights Act, Ohio Fair Employment Practices Law/Civil Rights Act, Ohio Equal Pay Act, Ohio Whistleblower Law, Ohio Pregnancy Discrimination/Maternity Leave Act, Ohio Wage Payment Anti-Retaliation Law, Ohio Minimum Wage/Fair Standards Law, Ohio Miscellaneous Labor Provisions, Ohio Workers’ Compensation Anti-Retaliation Statute, Ohio Constitution Art. II, §34 & 34a, as well as any claims for alleged wrongful discharge, discrimination or harassment, breach of an express or implied contract, breach of the implied covenant of good faith and fair dealing, defamation, intentional or negligent infliction of emotional distress, promissory estoppel, whistleblower retaliation, other personal injury, fraud or misrepresentation, invasion of privacy, negligence, retaliation, violation of public policy and any other claims under any federal, state or local common law, statutory, or regulatory provision, now or hereafter recognized, and any claims for attorneys’ fees and costs. This Agreement is effective without regard to the legal nature of the claims raised and without regard to whether any such claims are based upon tort, equity, implied or express contract or discrimination of any sort. The Employee is not waiving Employee’s right to vested benefits under the written terms of the Company’s 401(k) Plan, claims for unemployment or workers’ compensation benefits, any medical claim incurred during Employee’s employment that is payable under applicable medical plans or an employer-insured liability plan, or claims that are not otherwise waivable under applicable law [State specific release language, as required].

(b)    To the fullest extent permitted by law, and subject to the provisions of paragraph 12 and paragraph 14 below, the Employee represents and affirms that the Employee has not filed or caused to be filed on the Employee’s behalf any charge, complaint or claim for relief against the Company or any Releasee and, to the best of the Employee’s knowledge and belief, no outstanding charges, complaints or claims for relief have been filed or asserted against the Company or any Releasee on the Employee’s behalf; and the Employee has not reported any improper, unethical or illegal conduct or activities to any supervisor, manager, department head, human resources representative, agent or other representative of the Company or any Releasee, to any member of the Company’s or any Releasee’s legal or compliance departments, or to the ethics hotline, and has no knowledge of any such improper, unethical or illegal conduct or activities. In the event that there is outstanding any such charge, complaint or claim for relief, the Employee agrees to seek its immediate withdrawal and dismissal with prejudice. In the event that for any reason said charge, complaint or claim for relief cannot be immediately withdrawn with prejudice, the Employee shall execute such other papers or documents as the Company’s counsel determines may be necessary from time to time to have said charge, complaint or claim for relief dismissed with prejudice at the earliest appropriate time. Nothing herein shall prevent the Employee from testifying in any cause of action when required to do so by process of law. The Employee shall promptly inform the Company if called upon to testify on matters relating to the Company.

(c)    Employee does not waive any right to file a charge with the Equal Employment Opportunity Commission (“EEOC”) or participate in an investigation or proceeding conducted by the EEOC, but explicitly waives any right to file a personal lawsuit or receive monetary damages that the EEOC might recover if said charge results in an EEOC lawsuit against the Company or Releasees.

(d)    Employee does not waive the right to challenge the validity of this Agreement as a release of claims arising under the federal Age Discrimination in Employment Act.

(e)    Employee does not waive rights or claims that may arise after the date this Agreement is executed.

2.    In consideration of the Company’s agreements as set forth in paragraph 7 herein, the Employee agrees to comply with the limitations set forth in paragraphs 3 and 4 of this Agreement.

3.    Ownership and Protection of Intellectual Property and Confidential Information.
(a)    All information, ideas, concepts, improvements, innovations, developments, methods, processes, designs, analyses, drawings, reports, discoveries, and inventions, whether patentable or not or reduced to practice, which are conceived, made, developed or acquired by Employee, individually or in conjunction with others, during Employee’s employment by the Company or any of its affiliates, both before and after the date hereof (whether during business hours or otherwise and whether on the Company’s premises or otherwise) which relate to the business, products or services of the Company or its affiliates (including, without limitation, all such information relating to corporate opportunities, research, financial and sales data, pricing and trading terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts within the customer’s organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names, marks, and any copyrightable work, trade mark, trade secret or other intellectual property rights (whether or not composing confidential information), and all writings or materials of any type embodying any of such items (collectively, “Work Product”), shall be the sole and exclusive property of the Company or a Company affiliate, as the case may be, and shall be treated as “work for hire.” It is recognized that the Employee is an experienced executive in the business of the Company and its affiliates and through several decades of prior work in the industry acquired and retains knowledge, contacts, and information which are not bound by this Section 3.

(b)    Employee shall promptly and fully disclose all Work Product to the Company and shall cooperate and perform all actions reasonably requested by the Company (whether during or after the term of employment) to establish, confirm and protect the Company’s and/or its affiliates’ right, title and interest in such Work Product. Without limiting the generality of the foregoing, the Employee agrees to assist the Company, at the Company’s expense, to secure the Company’s and its affiliates’ rights in the Work Product in any and all countries, including the execution by the Employee of all applications and all other instruments and documents which the Company and/or its affiliates shall deem necessary in order to apply for and obtain rights in such Work Product and in order to assign and convey to the Company and/or its affiliates the sole and exclusive right, title and interest in and to such Work Product. If the Company is unable because of Employee’s mental or physical incapacity or for any other reason (including Employee’s refusal to do so after request therefor is made by the Company) to secure Employee’s signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Work Product belonging to or assigned to the Company and/or its affiliates pursuant to Section 3(a) above, then the Employee by this Agreement irrevocably designates and appoints the Company and its duly authorized officers and agents as Employee’s agent and attorney-in-fact to act for and in Employee’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents or copyright registrations thereon with the same legal force and effect as if executed by Employee. The Employee agrees not to apply for or pursue any application for any United States or foreign patents or copyright registrations covering any Work Product other than pursuant to this paragraph in circumstances where such patents or copyright registrations are or have been or are required to be assigned to the Company or any of its affiliates.

(c)    Employee acknowledges that the businesses of the Company and its affiliates are highly competitive and that their strategies, methods, books, records, and documents, their technical information concerning their products, equipment, services, and processes, procurement procedures and pricing techniques, the names of and other information (such as credit and financial data) concerning their former, present or prospective customers and business affiliates, all comprise confidential business information and trade secrets which are valuable, special, and unique assets which the Company and/or its affiliates use in their business to obtain a competitive advantage over their competitors. The Employee further acknowledges that protection of such confidential business information and trade secrets against unauthorized disclosure and use is of critical importance to the Company and its affiliates in maintaining their competitive position. The Employee acknowledges that by reason of the Employee’s duties to, and association with, the Company and its affiliates, the Employee has had and will have access to, and has and will become informed of, confidential business information which is a competitive asset of the Company and its affiliates. The Employee hereby agrees that the Employee will not, at any time during or after his or her employment by the Company, make any unauthorized disclosure of any confidential business information or trade secrets of the Company or its affiliates, or make any use thereof, except in the carrying out of his employment responsibilities hereunder. The Employee shall take all necessary and appropriate steps to safeguard confidential business information and protect it against disclosure, misappropriation, misuse, loss and theft. Confidential business information shall not include information in the public domain (but only if the same becomes part of the public domain through a means other than a disclosure prohibited hereunder). The above notwithstanding, a disclosure shall not be unauthorized if (i) it is required by law or by a court of competent jurisdiction or (ii) it is in connection with any judicial, arbitration, dispute resolution or other legal proceeding in which Employee’s legal rights and obligations as an employee or under this Agreement are at issue; provided, however, that the Employee shall, to the extent practicable and lawful in any such events, give prior notice to the Company of his or her intent to disclose any such confidential business information in such context so as to allow the Company or its affiliates an opportunity (which the Employee will not oppose) to obtain such protective orders or similar relief with respect thereto as may be deemed appropriate. Any information not specifically related to the Company and its affiliates would not be considered confidential to the Company and its affiliates.

(d)    All written materials, records, and other documents made by, or coming into the possession of, the Employee during the period of Employee’s employment by the Company which contain or disclose confidential business information or trade secrets of the Company or its affiliates, or which relate to Employee’s Work Product described in paragraph 3(a) above, shall be and remain the property of the Company, or its affiliates, as the case may be. Upon termination of Employee’s employment, for any reason, the Employee promptly shall deliver the same, and all copies thereof, to the Company.

4.    Covenant Not To Compete.
In the event of the Employee’s Covered Termination (as defined in the Plan), the Company’s obligations to provide the payments and benefits set forth in Sections 4.1 and 4.2 of the Plan shall be expressly conditioned upon the Employee’s covenants of confidentiality, not to compete and not to solicit as provided herein. In the event the Employee breaches his obligations to the Company as provided herein, the Company’s obligations to provide the payments and benefits set forth in Sections 4.1 and 4.2 of the Plan shall cease without prejudice to any other remedies that may be available to the Company.
(a)    If the Employee is entitled to receive or is receiving payment and benefits under Sections 4.1 and 4.2 of the Plan, the Employee agrees that, for a period of [two years] [18 months] [one year] following Employee’s Date of Termination (the “Non-Compete Period”), he or she will not, in association with or as an officer, principal, manager, member, advisor, agent, partner, director, material stockholder, employee or consultant of any corporation (or sub-unit, in the case of a diversified business) or other enterprise, entity or association, work on the acquisition or development of, or engage in any line of business, property or project which is, directly or indirectly, competitive with any business that the Company or any of its affiliates engages in or is planning to engage in during the term of Employee’s employment with the Company or any affiliate of the Company, including but not limited to, any business engaged in the development, manufacture, distribution and sale of paint, coatings and related products to professional, industrial, commercial and retail customers (the “Business”). Such restriction shall cover Employee’s activities anywhere in the contiguous United States.

(b)    If the Employee is entitled to receive or is receiving payments and benefits under Sections 4.1 and 4.2 of the Plan, the Employee agrees that during the Non-Compete Period and for a one (1) year period thereafter, the Employee will not solicit or induce any person who is or was employed by any of the Company or its affiliates at any time during such term or period (i) to interfere with the activities or businesses of the Company or any of its affiliates or (ii) to discontinue his or her employment with the Company or any of its affiliates.

(c)    If the Employee is entitled to receive or is receiving payments and benefits under Section 4.1 and Section 4.2 of the Plan, the Employee agrees that during the Non-Compete Period, the Employee will not, directly or indirectly, influence or attempt to influence any customers, distributors or suppliers of the Company or any of its affiliates to divert their business to any competitor of the Company or any of its affiliates or in any way interfere with the relationship between any such customer, distributor or supplier and the Company and/or any of its affiliates (including, without limitation, making any negative statements or communications about the Company and its affiliates). During such Non-Compete Period, the Employee will not, directly or indirectly, acquire or attempt to acquire any business in the contiguous United States to which the Company or any of its affiliates, prior to the Employee’s Date of Termination, has made an acquisition proposal relating to the possible acquisition of such business by the Company or any of its affiliates, or has planned, discussed or contemplated making such an acquisition proposal (such business, an “Acquisition Target”), or take any action to induce or attempt to induce any Acquisition Target to consummate any acquisition, investment or other similar transaction with any person other than the Company or any of its affiliates.

(d)    Employee understands that the provisions of paragraphs 4(a), 4(b) and 4(c) hereof may limit his or her ability to earn a livelihood in a business in which he or she is involved, but as a member of the management group of the Company and its affiliates he or she nevertheless agrees and hereby acknowledges that: (i) such provisions do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the Company and any its affiliates; (ii) such provisions contain reasonable limitations as to time, scope of activity, and geographical area to be restrained; and (iii) the consideration provided hereunder, including without limitation, any amounts or benefits provided under Section 4.1 and Section 4.2 of the Plan, is sufficient to compensate the Employee for the restrictions contained in paragraphs 4(a), 4(b) and 4(c) hereof. In consideration of the foregoing and in light of the Employee’s education, skills and abilities, the Employee agrees that he or she will not assert that, and it should not be considered that, any provisions of paragraphs 4(a), 4(b) and 4(c) otherwise are void, voidable or unenforceable or should be voided or held unenforceable.

(e)    If, at the time of enforcement of paragraphs 3 or 4 of this Agreement, a court shall hold that the duration, scope, or area restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed and directed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. The Employee acknowledges that he or she is a member of the Company’s and its affiliates’ management group with access to the Company’s and its affiliates’ confidential business information and his services are unique to the Company and its affiliates. The Employee therefore agrees that the remedy at law for any breach by him of any of the covenants and agreements set forth in paragraphs 3 and 4 will be inadequate and that in the event of any such breach, the Company and its affiliates may, in addition to the other remedies which may be available to them at law, apply to any court of competent jurisdiction to obtain specific performance and/or injunctive relief prohibiting the Employee (together with all those persons associated with him or her) from the breach of such covenants and agreements and to enforce, or prevent any violations of, the provisions of this Agreement. In addition, in the event of a breach or violation by the Employee of this paragraph 4, the Non-Compete Period set forth in this paragraph shall be tolled until such breach or violation has been cured.

(f)    Each of the covenants of paragraphs 3 and 4 are given by the Employee as part of the consideration for the benefits to be received by the Employee under the Plan and as an inducement to the Company to grant such benefits under the Plan and accept the obligations thereunder.

(g)    Provisions of paragraph 4 shall not be binding on the Employee if the Company fails to materially perform any material obligation under the Plan, including, without limitation, the failure of the Company to make timely payments of monies due to the Employee under Section 4.1 and Section 4.2 of the Plan; provided, that (i) the Employee has notified the Company in writing within 30 days of the date of the failure of the Company to perform such material obligation and (ii) such failure remains uncorrected and/or uncontested by the Company for 15 days following the date of such notice.

5.    To the extent that the Company, in its reasonable judgment, determines that Employee possess information relevant to litigation, potential litigation, investigations by government agencies, potential investigations by government agencies, internal investigations conducted by the Company, contract negotiations or matters arising therefrom, or otherwise, which relates to activities that occurred during his or her employment with the Company, or thereafter, and about which he or she has or may have knowledge, Employee agrees to make himself or herself available at the Company’s request to provide information and assistance, including, but not limited to, interviews, deposition testimony, pretrial preparation and trial testimony, to respond to requests for information from the Company’s counsel, government authorities and otherwise.  In the event that Employee elects not to be represented by counsel chosen by the Company, Employee shall have the right to be represented in any such matters by counsel of his choosing and at his or her sole cost and expense.  Nothing in this Agreement is to be construed as prohibiting Employee from providing any truthful information or testimony to a state or federal agency or court when requested or required to do so by such agency or court.

6.    The Employee further agrees that the Employee will not disparage or subvert the Company or any Releasee, or make any statement reflecting negatively on the Company, its affiliated corporations or entities, or any of their officers, directors, managers, members, employees, agents or representatives, including, but not limited to, any matters relating to the operation or management of the Company or any Releasee, the Employee’s employment and the termination of the Employee’s employment, irrespective of the truthfulness or falsity of such statement.
7.    In consideration for the Employee’s promises, as set forth herein, the Company agrees to pay or provide to or for the Employee the payments and benefits described in the Plan, the provisions of which are incorporated herein by reference. Except as set forth in this Agreement, it is expressly agreed and understood that Releasees do not have, and will not have, any obligations to provide the Employee at any time in the future with any payments, benefits or considerations other than those recited in this paragraph, or those required by law, other than under the terms of any benefit plans which provide benefits or payments to former employees according to their terms.
8.    The Employee understands and agrees that the payments, benefits and agreements provided in this Agreement are being provided to him or her in consideration for the Employee’s acceptance and execution of, and in reliance upon the Employee’s representations in, this Agreement. The Employee acknowledges that if the Employee had not executed this Agreement containing a release of all claims against the Releasees, including, without limitation, the covenants relating to confidentiality, non-competition and non-disparagement, the Employee would not have been entitled to the payments and benefits set forth in the Plan.
9.    The Employee acknowledges and agrees that this Agreement and the Plan supersede any other agreement the Employee has with the Company or any Releasee as to the subjects set forth in this Agreement. To the extent the Employee has entered into any other enforceable written agreement with the Company or any Releasee that contains provisions that are outside the scope of this Agreement and the Plan and are not in direct conflict with the provisions in this Agreement or the Plan, the terms in this Agreement and the Plan shall not supersede, but shall be in addition to, any other such agreement. Except as set forth expressly herein, no promises or representations have been made to the Employee in connection with the termination of the Employee’s employment agreement, if any, or offer letter, if any, with the Company, or the terms of this Agreement or the Plan.
10.    The Employee agrees not to disclose the terms of this Agreement or the Plan to anyone, except the Employee’s spouse, attorney and, as necessary, tax/financial advisor. It is expressly understood that any violation of the confidentiality obligation imposed hereunder constitutes a material breach of this Agreement.
11.    The Employee represents that the Employee does not, without the Company’s prior written consent, presently have in the Employee’s possession any records and business documents, whether on computer or hard copy, and other materials (including but not limited to computer disks and tapes, computer programs and software, office keys, correspondence, files, customer lists, technical information, customer information, pricing information, business strategies and plans, sales records and all copies thereof) (collectively, the “Corporate Records”) provided by the Company and/or its predecessors, subsidiaries or affiliates or obtained as a result of the Employee’s prior employment with the Company and/or its predecessors, subsidiaries or affiliates, or created by the Employee while employed by or rendering services to the Company and/or its predecessors, subsidiaries or affiliates. The Employee acknowledges that all such Corporate Records are the property of the Company. In addition, the Employee shall promptly return in good condition any and all Company owned equipment or property, including, but not limited to, automobiles, personal data assistants, facsimile machines, copy machines, pagers, credit cards, cellular telephone equipment, business cards, laptops, computers, and any other items requested by the Company. As of the Date of Termination, the Company will make arrangements to remove, terminate or transfer any and all business communication lines including network access, cellular phone, fax line and other business numbers.
12.    Nothing in this Agreement, including the release clauses, shall prohibit or restrict the Employee from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General (collectively, the "Regulators"), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. However, to the maximum extent permitted by law, the Employee is waiving his or her right to receive any individual monetary relief from Employer or any others covered by the release of claims resulting from such claims or conduct, regardless of whether the Employee or another party has filed them, and in the event the Employee obtains such monetary relief, Employer will be entitled to an offset for the payments made pursuant to this Agreement. This Agreement does not limit Employee’s right to receive an award from any Regulator that provides awards for providing information relating to a potential violation of law. The Employee does not need the prior authorization of Employer to engage in conduct protected by this paragraph, and the Employee does not need to notify Employer that the Employee has engaged in such conduct. Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.
13.    The Employee agrees and acknowledges that the agreement by the Company described herein, and the settlement and termination of any asserted or unasserted claims against the Releasees, are not and shall not be construed to be an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by any of the Releasees to the Employee.
14.    The Employee agrees and recognizes that should the Employee breach any of the obligations or covenants set forth in this Agreement, the Company will have no further obligation to provide the Employee with the consideration set forth herein, and will have the right to seek repayment of all consideration paid up to the time of any such breach. Further, the Employee acknowledges in the event of a breach of this Agreement, Releasees may seek any and all appropriate relief for any such breach, including equitable relief and/or money damages, attorneys’ fees and costs.
15.    The Employee further agrees that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as to an equitable accounting of all earnings, profits and other benefits arising from any violations of this Agreement, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled.
16.    This Agreement and the obligations of the parties hereunder shall be construed, interpreted and enforced in accordance with the laws of the State of Ohio.
17.    The parties agree that this Agreement shall be deemed to have been made and entered into in Cleveland, Ohio. Jurisdiction and venue in any proceeding by the Company or the Employee to enforce their rights hereunder is specifically limited to any court geographically located in Cuyahoga County, Ohio.
18.    The Employee certifies and acknowledges as follows:
(a)    That the Employee has read the terms of this Agreement, and that the Employee understands its terms and effects, including the fact that the Employee has agreed to RELEASE AND FOREVER DISCHARGE the Releasees from any legal action arising out of the Employee’s employment relationship with the Company and the termination of that employment relationship; and

(b)    That the Employee has signed this Agreement voluntarily and knowingly in exchange for the consideration described herein, which the Employee acknowledges is adequate and satisfactory to him and which the Employee acknowledges is in addition to any other benefits to which the Employee is otherwise entitled; and

(c)    That the Company advises the Employee (in writing) to consult with an attorney before signing this Agreement; and

(d)    That the Employee does not waive rights or claims that may arise after the date this Agreement is executed; and

(e)    That the Company has provided the Employee with a period of [forty-five (45)] days within which to consider this Agreement, and that the Employee has signed on the date indicated below after concluding that this General Release, Non‑Disparagement and Non-Competition Agreement is satisfactory to Employee; and

(f)    The Employee acknowledges that this Agreement may be revoked by him within seven (7) days after execution, and it shall not become effective until the expiration of such seven (7) day revocation period. In the event of a timely revocation by the Employee, this Agreement will be deemed null and void and the Company will have no obligations hereunder.

[SIGNATURE PAGE FOLLOWS]

Intending to be legally bound hereby, the Employee and the Company executed the foregoing General Release, Non-Disparagement and Non-Competition Agreement this ______ day of ______________, _____.

Witness:
EMPLOYEE

[COMPANY]
By:                                Witness:                        Name:
Title: